Exhibit 23
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                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Electronic Data Systems Corporation:


We consent to incorporation by reference in the Registration Statement (Nos. 33-64681 and 33-36443) on Form S-8 of Electronic Data systems Corporation of our report dated June 5, 1998 relating to the statements of net assets available for benefits of the EDS Deferred Compensation Plan as of December 31, 1997 and 1996, and the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedules, which report appears in the December 31, 1997 annual report on Form 11-K of the EDS Deferred Compensation Plan.


                                           /s/ KPMG Peat Marwick LLP


Dallas, Texas
June 25, 1998

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